Filed Pursuant To Rule 433

Registration No. 333-217785

July 27, 2017

INVESTMENT PROFESSIONAL USE ONLY
June 2017

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	71,488,767	17,385,560,932	73,288,069	14,516	14,919	3,530,146	3,569,669	259	0.30	170,817,851
MDY	SPDR S&P MidCap 400® ETF	0.08	0.02	0.07	1,369,513	436,229,541	1,306,513	1,740	1,499	554,242	471,480	124	0.50	2,824,354
SLY	SPDR S&P 600 Small Cap ETF	0.37	0.30	0.43	26,566	3,270,449	41,935	1,677	2,282	206,455	275,004	143	0.60	35,565
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.02	0.01	0.02	2,623,959	559,151,758	2,704,626	1,540	1,789	328,159	374,760	137	0.30	7,438,060
THRK	SPDR Russell 3000 ETF	0.77	0.42	0.69	4,809	872,471	5,659	2,246	2,662	407,514	474,741	76	0.40	1,533
TWOK	SPDR Russell 2000® ETF	0.22	0.27	0.25	24,074	2,007,706	17,176	7,051	6,619	588,053	544,016	257	0.70	17,564
ONEK	SPDR Russell 1000 ETF	0.47	0.41	0.35	10,540	1,203,075	6,501	3,210	3,050	366,389	344,803	195	0.40	29,002
SMD	SPDR S&P 1000 ETF	0.74	0.80	0.70	7,796	718,006	4,577	1,920	1,911	177,715	175,468	181	0.70	1,523
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.19	0.32	0.25	9,164	542,030	7,376	1,724	2,311	101,975	134,500	151	0.40	9,321
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.09	0.05	3,114	209,608	8,027	7,498	7,885	504,690	521,672	135	0.40	11,619
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.24	0.20	0.23	30,938	3,703,421	32,591	3,213	2,787	384,596	326,107	104	0.40	53,574
SPYV	SPDR S&P 500 Value ETF	0.27	0.24	0.23	34,598	3,931,717	22,879	2,962	3,228	336,602	364,473	327	0.40	11,128
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.40	0.27	0.37	16,336	2,356,833	16,856	2,661	3,196	383,902	453,448	93	0.50	18,379
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.29	0.30	0.28	12,982	1,249,459	18,669	5,443	6,873	523,889	657,540	71	0.60	11,786
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.61	0.28	0.60	19,820	4,290,663	28,640	2,493	2,644	539,710	561,691	87	0.70	17,990
SLYV	SPDR S&P 600 Small Cap Value ETF	0.32	0.27	0.29	35,561	4,224,517	47,992	2,163	1,865	256,964	219,399	75	0.70	42,884
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	4,804,755	434,610,014	4,394,975	7,286	8,425	659,019	754,627	157	0.50	12,358,933
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	12,891,347	725,975,880	9,366,438	66,613	67,282	3,750,978	3,748,280	380	0.50	42,828,141

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

STATE STREET
GLOBAL ADVISORS
SPDR

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
US Sector (cont'd)														
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	18,767,850	1,226,610,083	16,375,405	16,861	15,671	1,102,035	1,051,681	208	0.80	40,014,612
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	76,994,074	1,858,400,031	75,508,599	865,515	878,757	20,893,532	20,844,116	1,368	0.70	68,794,878
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	8,082,608	634,996,096	6,859,989	15,936	16,296	1,251,932	1,243,711	244	0.50	23,039,688
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	10,352,159	705,131,051	9,482,656	26,281	26,476	1,789,999	1,766,479	257	0.50	38,669,465
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,321,789	233,514,073	4,214,803	20,994	23,894	1,134,306	1,269,488	241	0.60	16,308,491
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	14,509,554	810,531,998	11,121,383	56,532	68,868	3,157,878	3,798,759	371	0.70	33,918,184
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	11,806,582	632,121,780	11,289,258	27,016	27,363	1,446,437	1,435,463	281	0.50	59,101,578
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,567,863	83,132,904	2,074,488	39,805	39,297	1,288,488	1,260,648	433	0.40	5,161,824
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,595,087	111,490,922	2,439,049	4,199	4,902	180,389	208,580	166	0.90	6,615,146
KCE	SPDR S&P Capital Markets ETF	0.12	0.25	0.13	5,682	275,218	4,807	3,577	5,593	173,270	264,046	122	0.70	4,707
KIE	SPDR S&P Insurance ETF	0.05	0.06	0.04	98,228	8,609,568	153,157	1,031	1,404	90,367	120,898	103	0.50	282,281
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	7,902,695	428,085,614	7,556,222	3,861	4,269	209,150	229,331	169	0.90	25,193,484
XBI	SPDR S&P Biotech ETF	0.04	0.06	0.03	4,963,694	372,712,095	4,212,409	1,431	1,341	107,454	95,868	148	1.40	32,200,554
MTK	SPDR Morgan Stanley Technology ETF	0.13	0.18	0.18	20,380	1,507,744	23,359	1,882	1,719	139,230	123,510	99	0.90	14,615
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,405,307	53,930,987	1,236,569	10,913	11,619	418,841	439,431	193	0.70	8,584,528

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
US Industry (cont'd)														
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	2,962,108	86,667,276	3,359,396	5,743	5,916	168,040	174,581	174	1.20	7,813,441
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.15	0.02	728,888	11,369,761	665,116	7,116	6,778	111,010	116,582	210	1.90	450,173
XITK	SPDR FactSet Innovative Technology ETF	0.11	0.16	0.15	2,098	146,867	4,165	493	418	34,510	28,035	182	0.70	2,356
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	22,388,024	711,637,889	19,184,843	13,491	12,692	428,879	431,655	250	1.70	66,892,932
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.10	0.04	90,593	3,854,896	86,140	2,147	2,302	91,355	97,167	166	0.80	1,003,258
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	4,232,432	171,282,218	4,467,976	5,723	6,180	231,610	257,088	176	0.90	21,071,679
XSD	SPDR S&P Semiconductor ETF	0.05	0.08	0.04	119,496	7,620,027	110,620	1,522	1,682	97,058	103,628	143	1.20	398,520
XHE	SPDR S&P Health Care Equipment ETF	0.22	0.36	0.20	16,477	987,656	20,912	2,534	2,817	151,888	163,020	125	0.80	35,493
XTL	SPDR S&P Telecom ETF	0.30	0.42	0.24	6,214	453,302	11,773	2,062	3,803	150,423	269,785	70	0.90	5,663
XAR	SPDR S&P Aerospace & Defense ETF	0.07	0.10	0.06	84,266	5,926,758	91,281	1,827	2,046	128,493	140,540	142	0.60	2,281,080
XHS	SPDR S&P Health Care Services ETF	0.14	0.23	0.10	9,290	587,017	11,194	1,386	1,112	87,581	67,176	146	0.70	18,841
XSW	SPDR S&P Software & Services ETF	0.15	0.24	0.13	3,096	193,970	4,712	1,719	2,077	107,713	125,783	143	0.80	3,956
XTH	SPDR S&P Technology Hardware ETF	0.30	0.41	0.46	305	20,142	287	4,255	4,728	314,402	341,882	28	1.20	10,270
XTN	SPDR S&P Transportation ETF	0.07	0.12	0.06	17,157	929,554	23,541	2,446	2,609	132,524	138,355	126	0.60	21,799
XWEB	SPDR S&P Internet ETF	0.25	0.37	0.24	156	7,332	126	4,089	4,028	273,472	260,088	22	1.30	384
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.05	195,047	18,250,758	191,780	1,510	1,762	141,291	163,919	106	0.40	85,753
RWO	SPDR Dow Jones Global Real Estate ETF	0.06	0.13	0.04	160,114	7,745,821	306,760	1,431	2,280	69,232	108,619	163	0.40	147,244
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	519,723	20,286,485	542,272	7,303	8,242	285,036	316,905	307	0.50	2,115,734

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
Global Equities														
DGT	SPDR Global Dow ETF	0.25	0.32	0.39	1,059	79,068	1,883	328	445	25,246	33,344	72	0.40	645
GII	SPDR S&P Global Infrastructure ETF	0.23	0.44	0.29	18,002	924,308	23,079	1,253	1,190	64,329	59,286	304	0.40	16,511
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.19	0.07	156,547	6,493,501	120,077	1,341	1,233	55,625	51,613	227	0.50	51,260
CWI	SPDR MSCI ACWI ex-US ETF	0.01	0.04	0.01	446,263	16,051,709	279,773	9,000	8,565	323,730	304,657	312	0.40	346,029
ACIM	SPDR MSCI ACWI IMI ETF	0.20	0.28	0.25	3,189	229,242	4,682	319	395	22,933	27,867	73	0.40	1,323
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.44	0.64	0.68	1,140	71,276	742	268	560	18,639	38,534	35	0.70	1,894
GWL	SPDR S&P World ex-US ETF	0.03	0.09	0.03	144,814	4,249,690	251,173	12,737	8,781	373,831	249,380	360	0.40	127,881
GWX	SPDR S&P International Small Cap ETF	0.06	0.19	0.05	61,793	2,053,839	98,811	1,142	888	37,960	28,674	184	0.50	31,179
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.12	0.15	0.13	991	79,503	813	949	967	78,758	79,284	91	0.50	1,937
International Developed Equities - Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	3,303,549	129,431,378	4,307,636	67,704	80,825	2,652,643	3,098,831	412	0.60	10,835,448
FEU	SPDR STOXX Europe 50 ETF	0.05	0.13	0.04	47,337	1,630,721	87,700	1,227	1,656	42,270	55,989	224	0.50	28,044
SMEZ	SPDR EURO STOXX Small Cap ETF	0.12	0.21	0.11	2,168	124,424	2,103	828	1,011	47,519	56,111	127	0.60	1,947
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF§	0.13	0.34	0.15	3,244	129,051	4,723	6,213	6,460	248,023	255,105	382	0.60	2,475
HDWX	SPDR S&P International Dividend Currency Hedged ETF§	0.88	1.94	0.84	1,147	51,524	886	327	356	14,777	16,109	92	1.10	1,826
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.22	0.33	0.18	20,589	1,372,615	39,740	587	656	39,135	42,706	92	0.60	6,834
GML	SPDR S&P Emerging Latin America ETF§	0.28	0.58	0.47	7,235	351,576	5,507	551	694	26,905	34,839	88	0.70	2,058

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
Emerging Market Equities (cont'd)														
GAF	SPDR S&P Emerging Middle East & Africa ETF§	1.19	1.94	0.90	652	33,115	751	312	293	19,026	17,770	98	1.40	1,517
GUR	SPDR S&P Emerging Europe ETF§	0.20	0.69	0.19	17,791	519,877	13,533	1,399	1,089	40,879	32,017	96	0.80	9,861
GMF	SPDR S&P Emerging Asia Pacific ETF	0.20	0.22	0.17	23,006	2,095,793	21,886	641	648	58,395	57,743	130	0.60	101,589
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.59	0.95	1.21	799	45,688	1,779	469	483	29,120	29,680	40	0.90	5,844
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.08	0.17	0.07	53,572	2,492,214	100,247	781	1,362	36,332	62,706	150	0.40	72,044
GXC	SPDR S&P China ETF	0.11	0.12	0.10	67,335	6,012,339	70,318	610	580	54,467	49,607	103	0.70	162,810
RBL	SPDR S&P Russia ETF§	0.10	0.53	0.09	10,776	195,798	9,404	1,037	1,058	18,842	20,155	220	0.90	5,479
XINA	SPDR MSCI China A Shares IMI ETF	0.35	1.62	0.26	94	1,877	150	234	244	4,973	5,261	0	1.80	13
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF§	0.40	0.98	0.29	3,079	124,655	3,597	691	842	27,972	33,377	107	0.60	11,025
IPS	SPDR S&P International Consumer Staples Sector ETF§	0.24	0.52	0.22	6,697	313,982	3,795	517	551	24,309	25,445	129	0.50	45,493
IPW	SPDR S&P International Energy Sector ETF§	0.08	0.45	0.09	12,408	218,586	12,888	884	833	15,576	15,094	115	0.80	11,034
IPF	SPDR S&P International Financial Sector ETF§	0.34	1.60	0.38	1,618	34,322	2,824	1,423	1,198	30,324	25,434	91	1.20	3,733
IRY	SPDR S&P International Health Care Sector ETF§	0.15	0.30	0.14	137,134	7,040,279	51,021	701	721	35,989	36,858	144	0.60	16,630
IPN	SPDR S&P International Industrial Sector ETF§	0.21	0.62	0.15	4,175	145,853	5,572	621	1,005	21,698	34,170	256	0.50	9,910
IRV	SPDR S&P International Materials Sector ETF§	0.13	0.61	0.12	5,318	118,179	3,155	1,867	1,729	41,503	38,107	72	0.60	1,382
IPK	SPDR S&P International Technology Sector ETF§	0.21	0.50	0.21	31,726	1,353,252	28,242	1,477	1,552	62,994	64,625	159	0.70	34,013
IST	SPDR S&P International Telecommunications Sector ETF§	0.12	0.49	0.13	39,461	1,017,371	24,596	617	987	15,906	25,119	187	0.40	5,240
IPU	SPDR S&P International Utilities Sector ETF§	0.09	0.53	0.07	6,660	115,683	5,271	1,003	1,029	17,422	17,297	185	0.50	12,106

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
Advanced Beta - Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.06	0.20	0.06	53,584	1,600,357	55,712	497	591	14,845	17,511	151	0.60	94,295
DWX	SPDR S&P International Dividend ETF	0.05	0.13	0.04	143,557	5,687,634	169,482	1,421	1,573	56,300	61,394	232	0.40	78,476
SDY	SPDR S&P Dividend ETF	0.02	0.03	0.02	463,224	41,526,433	572,469	2,232	3,055	200,099	270,184	145	0.40	653,674
WDIV	SPDR S&P Global Dividend ETF	0.08	0.12	0.08	15,021	1,004,977	16,514	543	531	36,327	34,881	114	0.40	8,832
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.17	0.06	41,149	1,459,182	41,025	6,895	6,779	244,497	238,621	205	0.40	18,130
Advanced Beta - Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors ETF§	0.05	0.10	0.04	1,215	59,257	3,183	853	867	43,904	45,015	133	0.70	20
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.05	0.10	0.06	893	45,157	1,233	805	941	44,299	51,256	148	0.60	646
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.09	0.06	1,291	75,294	3,455	980	993	59,153	58,150	99	0.60	5,152
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.27	0.37	0.26	1,657	116,880	1,080	529	549	38,411	38,551	40	0.50	1,885
QESP	SPDR MSCI Spain StrategicFactors ETF§	0.04	0.08	0.04	9,317	463,892	7,399	989	1,044	49,242	51,730	152	0.50	211
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.16	0.32	0.17	1,556	79,589	4,075	907	940	47,091	48,485	99	0.60	3,354
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.38	0.61	0.36	13,125	810,404	12,465	641	1,265	39,575	76,457	89	0.50	27,389
QWLD	SPDR MSCI World StrategicFactors ETF	0.67	0.95	0.63	478	30,190	301	685	687	48,060	47,698	11	0.70	474
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.37	0.63	0.46	4,334	252,389	6,011	593	1,211	34,536	69,075	103	0.60	54,209
QUS	SPDR MSCI USA StrategicFactors ETF	0.16	0.23	0.09	6,787	475,099	3,360	433	349	30,414	24,364	97	0.30	4,777
Advanced Beta - Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.13	0.23	0.19	341	17,887	889	4,791	6,090	266,715	333,915	26	0.50	13,178

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
Advanced Beta - Single Factor (cont'd)														
VLU	SPDR S&P 1500 Value Tilt ETF	0.60	0.65	0.51	918	35,564	504	639	776	58,820	70,833	20	0.90	988
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.58	0.57	0.61	3,518	359,970	1,583	1,084	1,131	111,077	115,079	136	0.40	5,276
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.48	0.56	0.47	2,018	175,976	5,484	769	768	67,064	65,426	60	0.40	5,846
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.37	0.40	0.32	6,695	616,733	8,270	2,788	2,400	256,858	219,072	119	0.50	14,315
ONEY	SPDR Russell 1000 Yield Focus ETF	0.35	0.50	0.38	1,593	109,589	1,279	3,543	4,451	245,601	308,276	128	0.70	57
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.43	0.62	0.33	2,365	164,769	3,660	1,219	2,031	84,928	139,652	22	0.50	14,621
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.35	0.50	0.36	1,545	108,188	1,669	2,410	4,417	170,267	307,556	256	0.40	43,593
Advanced Beta - Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.13	0.41	0.20	8,358	270,141	7,432	902	537	29,180	17,334	154	0.20	858
Fixed Income - US Government														
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	0.01	0.02	0.01	542,932	24,823,983	707,484	1,901,247	1,862,787	86,925,013	85,166,622	414	0.00	487,216
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.05	0.08	0.06	41,273	2,484,391	32,207	4,231	4,081	254,664	245,350	258	0.10	16,572
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.10	0.13	0.10	59,328	4,301,333	66,588	1,480	1,446	107,300	102,753	129	0.50	101,032
IPE	SPDR Bloomberg Barclays TIPS ETF	0.06	0.10	0.08	56,416	3,188,108	47,630	2,392	3,557	135,172	201,326	194	0.20	7,873
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.05	0.16	0.05	12,019	362,793	34,701	7,452	5,200	224,976	156,832	160	0.10	5,835
SIPE	SPDR Bloomberg Barclays 0-5 Year TIPS ETF[§]	0.19	0.96	0.22	1,765	34,221	1,406	1,419	1,039	27,898	20,468	9	0.40	2,014
TIPX	SPDR Bloomberg Barclays 1-10 Year TIPS ETF	0.08	0.43	0.10	31,411	611,856	16,051	1,290	1,218	25,129	23,775	237	0.20	72,914
Fixed Income - US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	300,592	9,205,990	296,207	22,161	25,098	678,791	768,250	272	0.00	74,640

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
Fixed Income - US Investment Grade Corporates (cont'd)														
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.05	0.02	521,913	17,991,753	452,819	7,859	9,485	270,900	325,715	207	0.10	70,392
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ETF	0.12	0.29	0.13	28,022	1,169,433	26,421	2,985	1,724	124,564	70,839	275	0.30	12,763
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.04	0.02	179,122	5,499,784	220,940	13,059	14,814	400,911	454,938	255	0.00	64,757
Fixed Income - High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	9,712,256	360,514,886	8,692,293	95,707	97,656	3,552,644	3,616,202	509	0.20	36,684,371
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,701,014	47,554,231	1,662,990	53,244	47,988	1,488,702	1,342,224	444	0.20	2,100,347
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.23	0.85	0.24	3,771	100,526	4,273	428	732	11,410	19,376	136	0.40	6,473
Fixed Income - US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.07	0.27	0.07	30,764	811,969	35,733	1,397	1,785	36,867	47,053	138	0.20	10,802
Fixed Income - US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.07	0.13	0.07	48,546	2,806,368	63,531	3,143	4,980	181,697	286,051	287	0.10	58,398
Fixed Income - Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.02	0.03	0.01	866,229	43,074,196	683,202	1,546	1,410	76,883	69,048	145	0.40	1,027,367
PSK	SPDR Wells Fargo Preferred Stock ETF	0.06	0.14	0.06	56,012	2,524,382	46,254	11,175	7,828	503,657	351,321	180	0.20	63,517
Fixed Income - Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.02	0.01	263,352	12,825,407	303,891	9,566	11,735	465,864	570,321	355	0.00	179,251
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.04	0.02	266,369	13,048,670	300,933	4,576	4,069	224,178	197,469	177	0.10	231,042
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.15	0.26	0.11	75,441	4,319,350	79,960	701	637	40,132	36,296	166	0.20	9,944
Fixed Income - International														

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

8

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 6/15/2017
Fixed Income - International (cont'd)														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.19	0.34	0.25	66,613	3,708,298	59,856	944	696	52,552	38,607	169	0.30	2,957
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.18	0.59	0.12	19,845	617,524	23,133	1,130	1,007	35,166	30,945	142	0.30	27,960
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.03	0.12	0.03	484,547	13,408,048	556,322	1,199	3,323	33,176	90,087	161	0.30	884,047
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.12	0.35	0.11	38,564	1,270,254	53,229	913	866	30,074	27,738	156	0.30	4,006
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.14	0.47	0.11	22,750	660,652	22,826	1,241	1,181	36,039	33,800	446	0.30	5,893
Commodity														
GLD*	SPDR Gold Trust	0.01	0.01	0.01	7,310,564	878,125,841	7,890,322	13,063	12,875	1,569,128	1,544,743	214	0.40	10,472,521
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.17	0.05	60,763	1,896,989	57,976	3,271	2,900	102,121	92,626	206	0.70	66,112
Active - Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.11	0.47	0.11	16,686	403,006	17,076	8,125	7,910	196,219	192,609	140	0.30	24,816
INKM	SPDR SSgA Income Allocation ETF	0.10	0.30	0.11	5,387	176,204	6,056	9,817	10,872	321,114	349,535	135	0.40	62
GAL	SPDR SSgA Global Allocation ETF	0.09	0.25	0.08	14,110	506,137	19,069	9,196	8,685	329,861	305,973	177	0.30	22,304
Active - Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.17	0.24	0.18	563	37,554	440	996	841	68,395	56,700	49	0.40	274
SYG	SPDR MFS Systematic Growth Equity ETF	0.21	0.30	0.24	17,880	1,282,248	17,281	1,271	807	91,207	56,958	96	0.60	5,524
SYV	SPDR MFS Systematic Value Equity ETF	0.16	0.27	0.17	103	4,166	341	1,587	902	93,950	52,587	3	0.40	310
Active - Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.03	0.06	0.03	264,388	13,048,794	316,393	3,818	3,608	188,418	177,441	248	0.10	120,834
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.12	0.24	0.17	1,545	78,232	3,931	12,951	12,545	655,227	631,575	800	0.13	1,317

Source: NYSE, Nasdaq, BATS as of 6/30/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

9

SPDR® ETF Trading Report Consolidated Consolidated Avg. Avg. Avg. Quote Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Short Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. 3 Quote vs. 3 mo. Trade Volatility Interest as Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) mo. trailing Size ($) trailing Size (%) of 6/15/2017 Active—Fixed Income (cont’d) STOT SPDR DoubleLine Short Duration Total Return Tactical ETF 0.23 0.46 0.19 1,965 97,814 6,484 2,199 2,610 109,566 129,753 100 0.33 1,054 SRLN SPDR Blackstone / GSO Senior Loan ETF 0.02 0.03 0.02 319,313 15,149,012 306,908 8,808 14,800 417,852 702,408 253 0.00 240,294 ULST SPDR SSgA Ultra Short Term Bond ETF 0.06 0.15 0.05 2,804 108,222 4,135 2,515 2,607 101,279 104,984 296 0.10 0 Source: NYSE, Nasdaq, BATS as of 6/30/2017. Past performance is not a guarantee of future results. § These SPDR ETFs are scheduled to be liquidated on or around July 31, 2017.    State Street Global Advisors 10

SPDR® ETF Trading Report ssga.com | spdrs.com State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000. Important Risk Information ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress. Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”): The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.    Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data. State Street Global Advisors and SSGA are registered trademarks of State Street Corporation. There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA. BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs. Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. State Street Global Advisors Funds Distributors, LLC is the distributor for some registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC. Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.    Not FDIC Insured    No Bank Guarantee    May Lose Value    State Street Global Advisors © 2017 State Street Corporation. All Rights Reserved.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.